                              TABLE OF CONTENTS

                                                                        Page

RECITALS                                                                   1

TERMS OF AGREEMENT                                                         1

ARTICLE 1 PURCHASE AND SALE OF ASSETS                                      1
1.1  Description of Assets                                                 1
1.2  Non-Assignment of Certain Customer Accounts                           3
1.3  Accounts Receivable                                                   3
1.4  Proration of July 1999 Net Income                                     3
1.5  Change of Names                                                       4
1.6  Excluded Assets                                                       4

ARTICLE 2 PURCHASE PRICE AND RETENTION                                     4
2.1  Purchase Price                                                        4
2.2  Liabilities                                                           4

ARTICLE 3 CLOSING                                                          5
3.1  Time and Place                                                        5
3.2  Deliveries by Seller and Shareholders                                 5
3.3  Payment of Purchase Price                                             6

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SKYLYNX          6
4.1  Corporate Status                                                      6
4.2  Corporate Power and Authority                                         6
4.3  Enforceability                                                        6
4.4  No Violation                                                          6
4.5  SkyLynx Common Stock                                                  7
4.6  State Sales Tax                                                       7

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE SELLERS                    7
5.1  Corporate Status                                                      7
5.2  Power and Authority                                                   8
5.3  Enforceability                                                        8
5.4  Y2K.                                                                  8
5.5  Subsidiaries                                                          8
5.6  No Violation                                                          8
5.7  Taxes                                                                 8
5.8  No Commissions                                                        8
5.9  Financial Statements                                                  9
5.10 Changes Since the Current Balance Sheet                               9
5.11 Litigation                                                            9
5.12 Liabilities.                                                          9
5.13 Indebtedness                                                         10
5.14 Environmental Matters                                                10
5.15 Real Property, Leases and Significant Personal Property              10
5.16 Good Title, Adequacy and Condition                                   11
5.17 Compliance with Laws                                                 11
5.18 Absence of Certain Changes or Events                                 11
5.19 Intellectual Property                                                11
5.20 Accounts Receivable                                                  12
5.21 Licenses and Permits                                                 12
5.22 Contracts and Customer Lists                                         12
5.23 Predecessor Status, Etc                                              13
5.24 Spin-Off by Seller                                                   13
5.25 Records of Seller                                                    13
5.26 Accuracy of Information Furnished by Seller and the Shareholders     13
5.27 Investment Intent                                                    13
5.28 Acknowledgment Regarding Disclosure of Certain Materials             13
5.29 Survival                                                             14

ARTICLE 6 CONDUCT OF BUSINESS PENDING THE CLOSING                         14
6.1  Conduct of Business by Seller Pending the Closing                    14

ARTICLE 7 CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES                 15
7.1  Further Assurances                                                   15
7.2  Confidentiality, Publicity                                           15
7.3  No Other Discussions                                                 16
7.4  Due Diligence Investigation                                          16
7.5  Related Party Agreements                                             16
7.6  Cooperation                                                          16
7.7  Other Actions                                                        16
7.8  Notification of Certain Matters                                      17
7.9  Payoff and Estoppel Letters                                          17
7.10 Accounting Treatment                                                 17
7.11 Covenant Not to Compete                                              17
7.12 Employment                                                           19
7.13 Business Records                                                     19
7.14 Tax Related Matters                                                  20

ARTICLE 8 CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND SKYLYNX          20
8.1  Accuracy of Representations and Warranties; Compliance with
     Obligations                                                          20
8.2  No Material Adverse Change or Destruction of Property                21
8.3  Corporate Certificate                                                21
8.4  Consent                                                              21
8.5  No Adverse Litigation                                                21
8.6  Delivery of Business Records                                         21
8.7  Opinion of Counsel                                                   21
8.8  General                                                              22



ARTICLE 9 CONDITIONS TO THE OBLIGATIONS OF THE SELLERS                    22
9.1  Accuracy of Representations and Warranties and Compliance with
     Obligations                                                          22
9.2  Other Conditions                                                     22
9.3  Corporate Certificates                                               22
9.4  No Adverse Litigation                                                22

ARTICLE 10     NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION             22
10.1 Non-Assumption of Liabilities; Indemnification                       22
10.2 Assumption of Specific Liabilities                                   23
10.3 Survival of Representations and Warranties                           23
10.4 Matters Involving Third Parties                                      24

ARTICLE 11     SECURITIES LAW MATTERS                                     24
11.1 Disposition of Shares                                                24
11.2 Legend                                                               24
11.3 Contractual Restriction Legend                                       25
11.4 Delivery of the Hold Back Shares                                     25
11.5 No Bar                                                               25

ARTICLE 12     DEFINITIONS                                                26
12.1 Defined Terms                                                        26

ARTICLE 13     TERMINATION, AMENDMENT AND WAIVER                          29
13.1 Termination                                                          29
13.2 Effect of Termination                                                29

ARTICLE 14     GENERAL PROVISIONS                                         29
14.1 Notices                                                              29
14.2 Entire Agreement                                                     30
14.3 Expenses                                                             31
14.4 Amendment; Binding Effect; Assignment                                31
14.5 Counterparts                                                         31
14.6 Governing Law: Interpretation                                        31
14.7 Access to Records                                                    31
14.8 Attorneys' Fees                                                      31

                          ASSET PURCHASE AGREEMENT
                          ------------------------

                                    among

                        SKYLYNX COMMUNICATIONS, INC.
                           a Colorado corporation,

                                     and

                      SKYLYNX COMMUNICATIONS MST, INC.
                           a Delaware corporation,
                                     and

                      NETWORK TRAINING AND CONSULTING
     dba ISAT Network, Source Internet Services, and The Internet Store
                            a Nevada corporation,

                                     and

                    Norvel E. Swallie and Anne L. Swallie

                          ASSET PURCHASE AGREEMENT
                          ------------------------

     This ASSET PURCHASE AGREEMENT (this "Agreement") is entered into and made effective as of July 15, 1999 ("Effective Date"), by and among SKYLYNX COMMUNICATIONS, INC., a Colorado corporation ("SkyLynx"), SKYLYNX COMMUNICATIONS MST, INC., a Delaware corporation, a wholly-owned subsidiary of SkyLynx ("Purchaser"), "NETWORK TRAINING AND CONSULTING" dba "ISAT NETWORK", SOURCE INTERNET SERVICES", and "THE INTERNET STORE", a Nevada corporation ("Seller"), and each of those persons, jointly and severally, who are all of the shareholders of Seller, namely: Norvel E. Swallie and Anne L. Swallie (collectively the "Shareholders"). Shareholders and Seller are hereinafter collectively referred to as the "Sellers". Certain other capitalized terms used herein are defined in Article 12 and throughout this Agreement.

                                  RECITALS
                                  --------

     A. Seller is engaged in the business of providing residential and business dial-up and dedicated phone line and data access to the internet along with web design, co-location and hosting services (the "Business") with its headquarters located at 3909 W. Sahara, #5, Las Vegas, Nevada 89102, and is qualified to do business in the State of Nevada;

     B. Seller has facilities and operations in the State of Nevada and conducts business in the State of Nevada and California;

     C. The Shareholders hold all of the outstanding capital stock of Seller, and Purchaser is unwilling to enter into this Agreement without the covenants and promises of Shareholders herein set forth; and

     D. Purchaser desires to purchase and acquire certain assets, properties, and contractual rights of Seller used in connection with the Business, and Seller desires to sell such assets, properties, and contractual rights to Purchaser, all on the terms and subject to the conditions hereinafter set forth.

                             TERMS OF AGREEMENT
                             ------------------
     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE 1

                         PURCHASE AND SALE OF ASSETS

     1.1 Description of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller does hereby grant, convey, sell, transfer and assign to Purchaser the following assets, properties, and contractual rights of Seller (collectively, the "Assets"), wherever located, subject to the exclusions hereinafter set forth; provided, however, that the Assets shall not include those assets identified as "Excluded Assets" pursuant to Section 1.6:

          (a) all machinery, leasehold improvements, construction in progress, furniture and fixtures, computer equipment and monitors, routers, servers, computer software, and any other fixed assets owned by Seller and used in the operations of the Business, including, without limitation, the fixed assets listed on Schedule 1.1(a) attached hereto and made a part hereof (the "Equipment");

          (b) all real property interests (whether owned or leased) used or for use in the Business (the "Real Property"), as specifically described on Schedule 1.1(b) attached hereto and made a part hereof, and all improvements thereon;

          (c) all motor vehicles used or for use in the Business, and all radios, attachments, and accessories now located in or on such motor vehicles (the "Rolling Stock"), as the same are listed and more completely described by manufacturer, model number and model year on Schedule 1.1(c), attached hereto and made a part hereof;

          (d) all of Seller's interests and rights and benefits under any leases of machinery, vehicles, equipment, tools, furniture, fixtures or other fixed assets;

          (e) all contractual rights of Seller with Seller's customers (whether oral or in writing, and including without limitation all ISP Service Agreements and Customer Agreements to which Seller is a party, and all accounts receivable relating to services prior to the Closing (the "Accounts Receivable"), which relate to the conduct of the Business and all other rights to provide services to customers of Seller (the "Customer Accounts"), and all commitments, lists, leases, permits, licenses, consents, approvals, franchises and other instruments relating to the Customer Accounts (the "Related Documents"); a complete and accurate list of the Customer Accounts and the Related Documents is set forth on Schedule 1.1(e), attached hereto and made a part hereof, and true and complete copies of all Customer Accounts (or descriptions of unwritten arrangements) and Related Documents in printed or in electronic format shall be delivered to Purchaser simultaneously with the execution and delivery of this Agreement;

          (f) the contracts and other agreements to which Seller is a party listed on Schedule 1.1(f) (the "Assumed Contracts");

          (g) all of Seller's inventory of parts, supplies and accessories of every kind, nature and description used or for use in connection with the Business (the "Inventory");

          (h) all proprietary rights of Seller, including, without limitation, all right, title and interest of Seller in and to all trade secrets, slogans, processes, rights, symbols, trademarks, service marks, logos, and trade names used in the Business;

          (i) all permits, licenses (including Class C licenses), franchises, consents and other approvals and operating rights relating to the Business that are assignable or transferable, which are more completely described and set forth on Schedule 1.1(i), attached hereto and made a part hereof, true and complete copies of which are attached to Schedule 1.1(i);

          (j) all communications equipment (together with any rights to frequencies related thereto) used in connection with the Business, wherever located;

          (k) all right, title and interest of Seller in and to all telephone and telecopier numbers used by Seller in the conduct of the Business;


          (l) all of Seller's right, title and interest in and to the name "Network Training and Consulting", "ISAT Network", "Source Internet Services" and "The Internet Store" and any other names used in connection with the Business and the rights to use such names (the "Business Names");

          (m) all manual and automated routing and billing information and components thereof, including, without limitation, all routing and billing computer software and programs containing any customer information;

          (n)  all of the good will of the Business;

          (o)  all amounts on deposit with Seller; and

          (p) all other tangible and intangible assets used in the Business, including those set forth on Seller's balance sheets dated as of December 31, 1998 and March 31, 1999, copies of which are attached as
Schedule 1.1(p) hereto.

     All of the foregoing assets, properties and contractual rights described in Section 1.1(a) through (p) are hereinafter sometimes collectively called the "Assets."

     1.2 Non-Assignment of Certain Customer Accounts. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Customer Account shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or attempted assignment would constitute a breach thereof or result in the loss or diminution thereof; provided, however that in each such case, Seller shall use its best efforts to obtain the consent of such other party to such assignment to Purchaser. If such consent is not obtained, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide for Purchaser the benefits under any such Customer Account. Attached hereto as Schedule 1.2 is a list of all Customer Accounts requiring consent to their assignment.

     1.3 Accounts Receivable. As described in Section 1.1(e) above, the Accounts Receivable are to be conveyed to Purchaser at the Closing. However, if Seller receives any payments after the Closing in connection with the Accounts Receivable, then Seller shall forward such payments to Purchaser on a regular basis (but at least monthly), together with an itemized list of the sources thereof. Attached hereto as Schedule 1.3 is a true and complete list of all Accounts Receivable of Seller as of May 31, 1999.

     1.4 Proration of July 1999 Net Income. As of the date which is seventy-five (75) days after the Closing Date, Purchaser and Seller shall meet to account for amounts paid in respect of Accounts Receivable relating to services performed for customers in the month of July 1999, and the amount of expenses incurred or paid in respect of July 1999 ("July 1999 Expenses"). To the extent that July 1999 Revenues exceed July 1999 Expenses (with the difference being "July 1999 Net Income"), Seller shall be entitled to a portion thereof equal to July 1999 Net Income times a fraction, the numerator of which equals the number of days prior to the Closing Date in July and the denominator of which is 31.

     1.5 Change of Names. On the Closing Date, Seller shall cease doing business under Seller's current Business Names or any name the same as or similar to "Network Training and Consulting", "ISAT" or "Internet Services and Training" or any other symbol, trademark, servicemark, logo, or trade name now used by Seller. Seller shall, on the Closing Date, deliver to Purchaser, in form suitable for filing, such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Names conveyed by Seller pursuant to this Agreement in the State of Nevada and in any other relevant jurisdiction.

     1.6 Excluded Assets. Notwithstanding anything contained in Section 1.1, Sellers shall not sell and Purchaser shall not acquire any right, title or interest in or to the assets identified in Schedule 1.6 (the "Excluded Assets").

                                  ARTICLE 2

                        PURCHASE PRICE AND RETENTION

     2.1 Purchase Price. On the Closing Date, Purchaser shall deliver in consideration for the Assets and the restrictive covenants set forth herein, an aggregate of Nine Hundred Thousand Dollars ($900,000) (the "Purchase Price") payable as follows: (a) Four Hundred Thirteen Thousand Six Hundred Twelve Dollars ($413,612) in immediately available funds by wire transfer to Seller, (b) Thirty-Six Thousand Three Hundred Eighty-Eight Dollars ($36,388) to the Shareholders, and (c) that certain number of shares of Common Stock of SkyLynx, $.001 par value, having an aggregate Market Value, as defined herein, equal to Four Hundred Fifty Thousand Dollars ($450,000) (the "Shares"), which Shares shall be issued to the Seller in consideration for the restrictive covenants set forth herein, including but not limited to, the covenant not to compete, as described in
Section 7.11 ((a) and (b); any reference herein to delivery of the Purchase Price shall also take into account the retention of the Hold Back Shares described below); provided, however, that twenty percent (20%) of the Shares (the "Hold Back Shares") shall be retained by Purchaser for a period of one (1) year from the Closing Date (the "Hold Back Period") as security for the obligations of the Sellers (including without limitation the indemnification obligations set forth in Article 10 hereof), and Seller acknowledges that forfeiture of the Hold Back Shares may be required pursuant to Articles 10 and 11 hereof. In addition to all other rights and remedies which Purchaser may have with respect to the Hold Back Shares, Purchaser shall have all rights and remedies of a secured party under the Colorado Uniform Commercial Code and other applicable law with respect to the Hold Back Shares. It is agreed and understood that the Shares are "restricted securities" under the Securities Act of 1933, as amended, and as such, such shares are unregistered and are not readily tradeable in the public capital markets for a period of at least one (1) year after their issuance.

     2.2 Liabilities. Except in connection with obligations incurred after the Closing in connection with contracts assumed by Purchaser hereunder, Purchaser is not assuming any liabilities of Sellers. In particular, no liabilities arising or accruing prior to the Closing are being assumed by Purchaser hereunder.

                                  ARTICLE 3

                                   CLOSING

     3.1 Time and Place. Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Assets (the "Closing") shall take place on July 16, 1999, 10:00 a.m., P.S.T., or such other time mutually agreed by both parties, at the offices of McDermott, Will and Emery located at 2700 Sand Hill Road, Menlo Park, California, 94025. The date on which the Closing occurs shall be referred to as the "Closing Date."

     3.2 Deliveries by Seller and Shareholders. At the Closing, Seller and Shareholders shall deliver to Purchaser and SkyLynx the following executed documents:

          (a) a General Conveyance, Assignment and Bill of Sale, in form and substance satisfactory to Purchaser, and Sellers, conveying, selling, transferring, and assigning to Purchaser all of the Assets (the "Bill of Sale");

          (b) Certificates of Title and/or registrations to the Rolling Stock property endorsed to Purchaser;

          (c)  a receipt acknowledging payment by Purchaser of the Purchase
Price;

          (d) fully executed consents to the assignment of the Customer Accounts, if any, in form and substance satisfactory to Purchaser;

          (e) the documents evidencing Seller's change of Business Names as required by Section 1.5;

          (f) a certified copy of the resolutions of the Shareholders and directors of Seller authorizing the execution, delivery and performance of this Agreement, the sale of the Assets to Purchaser, and the consummation of the transactions contemplated herein, and a certificate of secretary of Seller, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect, along with an incumbency certificate of Seller;

          (g)  required consents for assignment of leases, if any;

          (h)  the assignment of the Permits described on Schedule 5.21;

          (i) an opinion of counsel to Seller and Shareholder, in form and substance reasonably satisfactory to Purchaser;

          (j)  consents to the assignment of Assumed Contracts, if any;

          (k) such other documents or separate instruments of sale, assignment or transfer reasonably required by Purchaser; and

          (l) such certificates, consents and other documents as are necessary to effect the transfer of the registration of the Business Names conveyed by Seller pursuant to this Agreement in the States of Nevada and California and in any other relevant jurisdiction in form suitable for filing.

     3.3 Payment of Purchase Price. Purchaser shall pay the Purchase Price in accordance with Section 2.1.

                                  ARTICLE 4

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SKYLYNX

As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser and SkyLynx represent and warrant to Sellers that the statements contained in this
Article 4, except as set forth in any schedules to the subsections of this
Article 4 delivered by Purchaser and SkyLynx to the Sellers on the date hereof (such schedules hereinafter collectively referred to as the "Disclosure Schedules" and, individually, as a "Disclosure Schedule"), if any, which schedules may be required to be supplemented from time to time by Purchaser and SkyLynx after the date of this Agreement in order to make such representations and warranties true as of the date such representation and warranties are given: (i) are correct and complete as of the Effective Date; (ii) will be correct as of the Effective Date and the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article 4); and (iii) shall survive the Closing.

     4.1 Corporate Status. Purchaser is a corporation duly organized, authorized, validly existing and in good standing under the laws of the State of Delaware and SkyLynx is a corporation duly organized, authorized, validly existing and in good standing under the laws of the State of Colorado. Each of Purchaser and SkyLynx has the requisite power and authority to own or lease their respective properties and to carry on their respective business as now being conducted.

     4.2 Corporate Power and Authority. Each of Purchaser and SkyLynx has the corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. Each of Purchaser and SkyLynx has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.

     4.3 Enforceability. This Agreement has been duly executed and delivered by Purchaser and SkyLynx and constitutes a legal, valid, and binding obligation of Purchaser and SkyLynx, enforceable against Purchaser and SkyLynx in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     4.4 No Violation. The execution and consummation of this Agreement by Purchaser and SkyLynx will not: (i) contravene any provision of the certificate of incorporation or bylaws of Purchaser or articles of incorporation or bylaws of SkyLynx; (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment, or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon, or enforceable against Purchaser or SkyLynx; or (iii) require the consent, approval, authorization, or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     4.5 SkyLynx Common Stock. Upon the Closing and the issuance and delivery of certificates representing the Shares to Shareholders, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of SkyLynx and subject to no Liens.

     4.6 State Sales Tax. Notwithstanding anything contained herein to the contrary, Purchaser agrees to assume the obligations of Seller, if any, pertaining to Nevada state sales tax in connection with the transaction contemplated by this Agreement.

                                  ARTICLE 5

                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     As a material inducement to Purchaser and SkyLynx to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers, jointly and severally, represent and warrant to Purchaser and SkyLynx that the statements contained in this Article 5, except as set forth in the Disclosure Schedules to the subsections of this Article 5 delivered by the Sellers to Purchaser and SkyLynx on the date hereof, if any, which Disclosure Schedules may be required to be supplemented from time to time by the Sellers after the date of this Agreement in order to make such representations and warranties true as of the date such representations and warranties are given: (i) are correct and complete as of the Effective Date; (ii) will be correct as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Article 5); and (iii) shall survive the Closing. Nothing in the Disclosure Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. In addition, nothing in the Disclosure Schedules shall be deemed to limit the indemnification provisions set forth in Article 10 hereof. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of a document or other item itself). Nothing in this paragraph shall require the disclosure of an exception on more than one (1) Disclosure Schedule made a part of this Agreement; provided, however, that in all such instances, the Disclosure Schedule on which the requested information is located must be cross-referenced on the appropriate Disclosure Schedule.

     5.1 Corporate Status. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is in good standing and is qualified to conduct business under all applicable laws, regulations, ordinances, and orders of Governmental Authorities to carry on its business, including but not limited to, the laws of the State of Nevada and California and has the requisite power and authority to own or lease its properties and to carry on the Business as now being conducted. Seller is duly authorized and qualified, under all applicable laws, regulations, ordinances, and orders of Governmental Authorities, to carry on the Business in the places and in the manner as now conducted except where the failure to be so authorized or qualified would not have a Material Adverse Effect on the Business.

     5.2 Power and Authority. Each of the Sellers has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of his or its obligations hereunder and the consummation of the transactions contemplated hereby. Each Seller has the requisite competence and authority to execute and deliver this Agreement, to perform his or its respective obligations hereunder and to consummate the transactions contemplated hereby.

     5.3 Enforceability. This Agreement has been duly executed and delivered by each Seller, and constitutes the legal, valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     5.4 Y2K. Sellers are unaware of any potential material Y2K impact on the Business.

     5.5 Subsidiaries. Seller does not presently own of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock, or any other equity interest in any corporation, association or business entity, nor is Seller, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity, except as provided in Schedule 5.5.

     5.6 No Violation. The execution and consummation of this Agreement will not: (i) contravene any provision of the articles of incorporation or bylaws of Seller (the "Charter Documents"); (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award, which is either applicable to, binding upon or enforceable against Seller, its assets or securities, or any of the Sellers; (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against any of the Sellers or the assets or securities of any of the Sellers; (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the assets or securities of any of the Sellers; or (v) to the best of each of the Shareholder's or Seller's knowledge, require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

     5.7 Taxes. Sellers acknowledge and agree that the Purchaser has made no representations to Sellers regarding the tax consequences of any amounts received by Sellers pursuant to this Agreement. Sellers agree to pay federal or state taxes (exclusive of the Nevada state sales tax assumed by Purchaser pursuant to Section 4.6) which are required by law to be paid with respect to this Agreement

     5.8 No Commissions. None of the Shareholders or Seller has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     5.9 Financial Statements. The Sellers have delivered to Purchaser the financial statements of Seller for the year ending December 31, 1998, and a balance sheet for the three month period ending March 31, 1999, (collectively, the "Financial Statements"), copies of which are attached hereto as Schedule 5.9. The balance sheet dated as of March 31, 1999 of Seller included in the Financial Statements is referred to herein as the "Current Balance Sheet." The Financial Statements fairly present the financial position of Seller pertaining to the Assets at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared on a cash basis accounting consistently applied throughout the periods indicated, except as otherwise disclosed to Purchaser in Schedule 5.9. The books and records of Seller fully and fairly reflect all transactions, properties, assets, and liabilities of Seller. There are no material special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the Current Balance Sheet does not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in Schedule 5.9. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     5.10 Changes Since the Current Balance Sheet.  Except as provided in
Schedule 5.10, since the date of the Current Balance Sheet, Seller has not:
(i) sold, leased or transferred any of its properties or assets; (ii) made or obligated itself to make capital expenditures consistent with past practice; (iii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions other than in the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (iv) waived, cancelled, compromised or released any rights; (v) made or adopted any change in its accounting practice or policies; (vi) made any adjustment to its books and records; (vii) entered into any transaction with any Affiliate other than transactions in the ordinary course of business consistent with past practice; (viii) terminated, amended, or modified any agreement; (ix) imposed any security interest or other Lien on any of its assets; (x) entered into any other transaction or was subject to any event which had or may have a Material Adverse Effect on Seller or the Business; (xi) except as contemplated in this section, engaged in any other transaction out of the ordinary course of the Business; (xii) paid any dividends or made any distribution of cash or property to the Shareholders (except for payment of their regular salaries); or (xiii) agreed to do or authorized any of the foregoing.

     5.11 Litigation. Except as provided in Schedule 5.11, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending or to any Seller's knowledge threatened against, by or affecting any of the Shareholders, Seller, the Business, or the assets of Seller, or which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and to any Seller's knowledge there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which the Shareholders or Seller is or was a party which have not been complied with in full or which continue to impose any material obligations on the Assets.

     5.12 Liabilities.   Schedule 5.12 sets forth all liabilities or
obligations, whether accrued, absolute, contingent or otherwise, of Seller not reflected on the Current Balance Sheet, including: (i) liabilities and obligations existing on the date hereof, incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet; and (ii) liabilities incurred in the ordinary course of Business prior to the date of the Current Balance Sheet which were not required to be recorded thereon, including but not limited to liabilities arising out of guarantees, repurchases of any of Seller's securities, and indemnification agreements (the liabilities and obligations referenced in (i) and (ii) above are referred to as the "Designated Liabilities"). None of the Designated Liabilities relates to any breach of contract, breach of warranty, tort infringement, or violation of law, and none arose out of any action, suit, claim, governmental investigation, or arbitration proceeding.

     5.13 Indebtedness. Schedule 5.13 sets forth the outstanding principal amount of and outstanding interest on (as of the date set forth in the Schedule) all indebtedness for borrowed money and capitalized lease obligations (including the outstanding principal amount and accrued but unpaid interest and the name of the lender) owed to a bank or any other Person by Seller and the name and telephone number of Seller's contact at such bank or other Person.

     5.14 Environmental Matters. Seller is not in violation of and has not received any notice (nor would there be any basis for such a notice) from any local, state or federal agency having jurisdiction over the Business, Seller's operations, properties, or assets or responsibility for the enforcement of local, state, or federal environmental, health, and safety laws (as defined in this Section) of any violation of any environmental, health and safety laws by Seller or its officers or employees, in connection with the Assets.

     5.15 Real Property, Leases and Significant Personal Property.
Schedule 5.15 sets forth:

          (a)  All real property used in the Business;

          (b) All personal property owned by Seller or used by the Business as of the Current Balance Sheet date, included on the Current Balance Sheet, all of which is included in the accounts reflected on the Current Balance Sheet;

          (c) All other personal property of Seller acquired since the Current Balance Sheet date; and

          (d) All leases for real and personal property to which Seller is a party involving real or personal property, including in each case true, complete and correct copies of all such leases and including an indication as to which real and personal property is currently owned, or was formerly owned, by any of the Shareholders or Seller. All of the material machinery and equipment and all other tangible assets of Seller are in good working order and condition, ordinary wear and tear excepted, and have been maintained in accordance with industry practice. All leases set forth in
Schedule 5.15, are in full force and effect and constitute valid and binding agreements of Seller and constitute valid and binding agreements of the other parties thereto in accordance with their respective terms, and all fixed assets used by Seller are either owned by Seller or leased under a valid agreement. Schedule 5.15 also sets forth a summary description of all plans or projects involving the opening of new operations or the acquisition of any real property or existing business, with respect to which Seller has made any material expenditure in the one-year period prior to the date of the Agreement, or entered into a written commitment therefor, which if pursued by Seller would require additional expenditures of capital.

     5.16 Good Title, Adequacy and Condition.

          (a) Seller has, and at Closing will have, good and marketable title to the Assets with full power to sell, transfer and assign the same, free and clear of any Lien, and by virtue of the grant, conveyance, sale, transfer, and assignment of Assets hereunder, Purchaser shall receive good and marketable title to all of the Assets, free and clear of all Liens.

          (b) The Assets constitute, in the aggregate, all of the assets and properties necessary for the conduct of the Business in the manner in which and to the extent to which such business is currently being conducted and, except as provided in Schedule 5.16, include, without limitation, all tangible and intangible assets owned by Seller including all vehicles, equipment and inventory (more particularly described in Schedule 5.16), and all Contracts, customer lists, intellectual property, accounts receivable, and licenses and permits of Seller.

     5.17 Compliance with Laws. Except as provided in Schedule 5.17 and to the best of Seller's and the Shareholders' knowledge, Seller is in compliance with all laws and regulations and is not in violation of any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller and there are no claims, actions, suits or proceedings pending or, to the knowledge of Seller or any of the Shareholders, threatened, against or affecting Seller or the Business, at law or in equity, before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them, and no notice of any such claim, action, suit or proceeding, whether pending or threatened, has been received.

     5.18 Absence of Certain Changes or Events. Since January 1, 1999, except as provided in Schedule 5.18, there has not been: (i) any Material Adverse Change in the Business, or (ii) any material loss, damage, or other casualty to the Assets. Since January 1, 1999, the Seller has operated the Business in the ordinary course of business consistent with past practice and has not: (i) incurred or failed to pay or satisfy any material obligation or liability (whether accrued, contingent or otherwise) relating to the operations of the Business except in the ordinary course of business consistent with past practice; (ii) incurred or failed to discharge or satisfy any Lien other than Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere with the use, operation, enjoyment or marketability of any of the Assets, all of which shall be released as of the Closing Date; (iii) sold or transferred any of the Assets of the Business or canceled any debts or claims or waived any rights material to the Business relating to the operations of the Business, except in the ordinary course of business consistent with past practices; (iv) defaulted on any material obligation; (v) entered into any transaction material to the Business, amended or terminated any arrangement material to the Business or relating to the Business, except in the ordinary course of business consistent with past practice; or (vi) entered into any agreement or made any commitment to do any of the foregoing.

     5.19 Intellectual Property. Schedule 5.19 hereto sets forth a true and complete list of all of the Sellers' patents, patent applications, licenses, copyrights, copyright registrations, copyright registration applications, trade names, trademarks, trademark registrations, trademark applications, servicemarks, servicemark registrations and servicemark applications, domain names, IP addresses, trade secrets and similar rights, and any applications in respect thereto (the "Intellectual Property") used by the Sellers in whole or in part for the conduct of the Business as now conducted. All the Intellectual Property is owned by the Sellers free and clear of any and all Liens, and no licenses for the use of any of such rights have been granted by the Shareholders or Seller to any third parties. All of such rights are valid and enforceable and are adequate and appropriate for the Business as now conducted. Except as listed on
Schedule 5.19, all of such rights will be acquired by Purchaser at the Closing, and the transfer of and use by Purchaser of such rights will not require the consent of any other person. To the Shareholders' and Seller's best knowledge, the operation of the Business does not infringe in any way on or conflict with any registered or unregistered patent, trademark, trade name, copyright, license or other right, of any person, and the Sellers do not license any such right from others. The Sellers do not know of any person who has wrongfully used, or threatened to use, any of the Intellectual Property. No claim is pending or threatened or has been made within the past five (5) years, to the effect that any such infringement or conflict has occurred. The Intellectual Property is adequate and appropriate for the Business as now conducted, and the Sellers' rights in the same are valid and subsisting. The Sellers have the full right to use their name in every jurisdiction where they do business.

     5.20 Accounts Receivable. Except as provided in Schedule 5.20, all of the Accounts Receivable of Seller are valid and legally binding, represent bona fide transactions, and arose in the ordinary course of business of Seller. To the best of Seller's and the Shareholders' knowledge, all of such Accounts Receivable posted on or after March 31, 1999, are good and collectible receivables and will be collected in full in accordance with the terms of such Accounts Receivable, without set-off or counterclaims; provided, however, that to the extent that the Accounts Receivable are not collected, the allowance for doubtful accounts contained in the Current Financial Statement is adequate based on Seller's historical experience.

     5.21 Licenses and Permits. Except as provided in Schedule 5.21, and to the best of Seller's and Shareholders' knowledge, Seller possesses all licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its Business and operations. All Permits are valid and in full force and effect, Seller is in compliance in all material respects with their requirements, and no proceeding is pending or to Seller's or any Shareholder's knowledge threatened to revoke or amend any of the Permits. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the transactions contemplated hereby.

     5.22 Contracts and Customer Lists. Schedule 5.22 lists all customers and contracts of Seller that account for more than 1% of Seller's annual gross revenue, all contracts of Seller requiring payment or performance involving $10,000 or more, and all contracts and obligations with a term longer than one (1) year (collectively, the "Material Contracts"). All of the Material Contracts: (i) are valid and binding obligations of the parties; (ii) are not in default and will not become in default solely upon notice or the passage of time without curative action; and (iii) will remain in full force and effect following the Closing, without requiring the consent of the other parties thereto and without causing a default, right to terminate or right to modify any terms under any such Material Contracts, notwithstanding any provisions in any such Material Contracts which may set forth a restriction or change in control of Seller. Seller has delivered to Purchaser true, complete and correct copies of all Material Contracts prior to Closing. None of the parties to the Material Contracts (which include all of Seller's significant Customers) has cancelled or substantially reduced or, to the knowledge of Seller or any of the Shareholders, is currently attempting or threatening to cancel any Material Contract or substantially reduce utilization of the services provided by Seller, and Seller has complied with all commitments and obligations pertaining to any Material Contract, and is not in default under any such Material Contract, and no notice of default has been received.

     5.23 Predecessor Status, Etc. There have been no predecessor corporations of Seller for the past five (5) years. Seller has not been a subsidiary or division of another corporation or part of an acquisition which was later rescinded.

     5.24 Spin-Off by Seller. Within the preceding two (2) years, there has not been any sale, spin-off or split-up of material assets of Seller or any other person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Seller.

     5.25 Records of Seller. All material corporate actions taken by Seller have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Seller have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein.

     5.26 Accuracy of Information Furnished by Seller and the Shareholders. No statement or information contained in this Agreement and the various Disclosure Schedules and Annex attached hereto or in any certificate furnished to Purchaser pursuant hereto, contains or shall contain any material untrue statement of a fact or omits or shall omit any material fact necessary to make the information contained therein not misleading. The Sellers have provided Purchaser with true, accurate and complete copies of all documents listed or described in the various Disclosure Schedules attached hereto. If the Sellers become aware of any fact or circumstance which would change a representation or warranty of Seller in this Agreement, the party with such knowledge shall immediately give notice of such fact or circumstance to Purchaser. However, such notification shall not relieve the Sellers of their obligation under this Agreement, and at the sole option of Purchaser, the truth and accuracy of any and all warranties and representations of Seller at the date of this Agreement shall be a precondition to the consummation of this transaction. The Shareholders acknowledge that the Shares are subject to transfer limitations under federal and state securities laws.

     5.27 Investment Intent. The Seller is acquiring the Shares hereunder for its own account and not with a view to, or for the sale in connection with, any distribution of any of the Shares, except in compliance with applicable federal and state securities laws. The Seller has had the opportunity to discuss the transactions contemplated hereby with Purchaser and SkyLynx and have had the opportunity to obtain such information pertaining to Purchaser and SkyLynx as has been requested, including but not limited to, filings made by SkyLynx with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     5.28 Acknowledgment Regarding Disclosure of Certain Materials. Each of the Sellers hereby acknowledge and warrant that they have been provided access to the following information: (i) all material books and records of Purchaser; (ii) all material contracts and documents relating to the transaction contemplated by this Agreement; (iii) all documents required to be provided to each of the Sellers pursuant to Rule 502 of the Exchange Act by SkyLynx, including the terms set forth in the Private Placement Memorandum; and (iv) the opportunity to question the appropriate executive officers and partners of Purchaser and SkyLynx.

     5.29 Survival. Each of the representations and warranties set forth in this Article 5 shall survive the Closing.

                                  ARTICLE 6

                   CONDUCT OF BUSINESS PENDING THE CLOSING

     6.1 Conduct of Business by Seller Pending the Closing. Except as provided in Schedule 6.1, Seller and the Shareholders, jointly and severally, covenant and agree that, except as otherwise expressly required or permitted by the terms of this Agreement, between the date of this Agreement and the Closing, the business of Seller shall be conducted only in, and Seller shall not take any action except in, the ordinary course of business consistent with past practice. Seller and the Shareholders shall use its or their reasonable best efforts to preserve intact Seller's business organizations, to keep available the services of its current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other Persons with which it has business relations. By way of amplification and not limitation, Seller shall not, except as expressly required or permitted by the terms of this Agreement between the date of this Agreement and the Closing, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of Purchaser:

          (a) amend or otherwise change its Charter Documents except change of corporate name and fictitious name registration in order to complete sale transaction, as previously disclosed to Purchaser;

          (b) issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any of its assets, tangible or intangible, except in the ordinary course of business consistent with past practice; or any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other securities;

          (d) sell, lease or transfer any of its properties or assets (other than in the ordinary course of business consistent with past practice), or acquire (including, without limitation, for cash or shares of stock, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets; or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or purchase any property or assets of any other Person (except in the ordinary course of business consistent with past practice); make or obligate itself to make capital expenditures out of the ordinary course of business consistent with past practice; other than in the ordinary course of business consistent with past practice, incur any obligations or liabilities including, without limitation, any indebtedness for borrowed money, issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, modify, terminate, amend or enter into any Contract other than as expressly required or permitted herein or in the ordinary course of business consistent with past practice, or impose any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice;

          (e) pay any bonus to its officers or employees, or increase the compensation payable or to become payable to its officers or employees or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits which any collective bargaining, bonus, profit sharing trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

          (f) take any action with respect to accounting policies or procedures other than in the ordinary course of business and in a manner consistent with past practices;

          (g) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in the Financial Statements, as appropriate, or liabilities incurred after the date thereof in the ordinary course of business and consistent with past practice or delay paying any amount payable beyond forty-five (45) days following the date on which it is due, except to the extent being contested in good faith;

          (h) enter into any transaction or agreement with any of the Sellers or an Affiliate thereof except for such transactions or agreements expressly permitted herein; or

          (i) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article 5 untrue or incorrect in any respect.

                                  ARTICLE 7

               CERTAIN AGREEMENTS AND COVENANTS OF THE PARTIES

     7.1 Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Articles 8 and 9. The Sellers shall cause Seller to comply with all of the covenants of Seller under this Agreement. The Sellers covenant and agree to deliver to Purchaser at the Closing the certificates, opinions and other documents required to be delivered to Purchaser pursuant to Article 8, and Purchaser covenants and agrees to deliver to the Sellers the certificates and other documents required to be delivered to the Sellers pursuant to Article 9.

     7.2 Confidentiality, Publicity. Except as required by law, none of the parties hereto shall disclose the terms of this transaction to any third party nor make any public announcement related to this Agreement or the transactions contemplated hereby without the prior notification of the other parties hereto. The disclosing party shall provide the other parties with a copy of all public announcements proposed to be made by such parties which relate to this Agreement or the transactions contemplated hereby prior to the release of such announcements to the public. The disclosure restrictions set forth herein shall not apply to release of such information to each of the parties' accountants, legal counsels and key employees.

     7.3 No Other Discussions. Until this Agreement is terminated as herein provided, none of the Shareholders, Seller, or its Affiliates, employees, agents, and representatives will: (i) initiate, encourage the initiation by others of discussions or negotiations with third parties or respond to solicitations by third persons relating to any merger, sale, or other disposition of any substantial part of the assets, the Business or the properties of Seller (whether by merger, consolidation, sale of stock, sale of assets, or otherwise); or (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions. The Sellers will immediately notify Purchaser if any third party attempts to initiate any solicitation, discussion, or negotiation with respect to any of the foregoing transactions.

     7.4 Due Diligence Investigation. Purchaser shall be entitled to conduct, prior to Closing, a due diligence investigation of Seller, its assets and the Business. Seller shall provide Purchaser and its designated agents and consultants with reasonable access during normal business hours to Seller's business and the assets and all books, records, documents, correspondence and other materials ("Proprietary Documents") related thereto which Purchaser, its agents and consultants reasonably require to conduct such due diligence review; provided, however, that without the prior consent of Seller, Purchaser shall not contact, interview, meet, solicit or otherwise discuss the transactions contemplated by this Agreement with any customers, employees, or suppliers of Seller. Purchaser agrees to keep strictly confidential and not to disclose to third parties all or any portion of Proprietary Documents. The confidentiality restriction set forth herein shall not apply to release of such information to each of the parties' accountants, legal counsels and key employees.
Upon termination of this Agreement, Purchaser shall return all Proprietary Documents, copies, extracts, and summaries thereof, in any form or medium, in its possession, to Seller.

     7.5 Related Party Agreements. Set forth in Schedule 7.5 are all of the existing agreements between Seller and its Affiliates and between the Seller and the Shareholders affecting the Assets, the Business, or the Sellers' ability to perform their respective obligations hereunder, and unless otherwise stated, such agreements shall continue to survive after the Closing.

     7.6 Cooperation. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

     7.7 Other Actions. Prior to the Closing, each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations, and contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications, and orders of any Governmental Authority and parties to Contracts with Seller as are necessary for the consummation of the transactions contemplated hereby. Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by it for the consummation of the transactions contemplated hereby. The parties also agree to use best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

     7.8 Notification of Certain Matters. The Sellers shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

     7.9 Payoff and Estoppel Letters. Prior to the Closing, the Sellers shall request and deliver to Purchaser, with respect to any Indebtedness affecting the Assets, the Business, or the Sellers' ability to perform their respective obligations hereunder, payoff and estoppel letters from such holders of any Indebtedness, which letters shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to Purchaser, upon full payment of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of indebtedness marked canceled.

     7.10 Accounting Treatment. Sellers and Purchaser agree to follow tax accounting treatment and allocations in respect of the sale of the Assets consistent with the treatment and allocations described in Schedule 7.10.

     7.11 Covenant Not to Compete. In order to ensure that Purchaser will realize the benefits of the transactions contemplated hereby, the Sellers agree with Purchaser that the Sellers will not, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor, trustee, custodian, fiduciary, lender, or security holder of any company, business, or entity, or otherwise:

          (a) for a period of three (3) years following the Closing Date, engage in, or finance or provide financial assistance with respect to, any business conducted by Seller in the preceding three (3) years, including, without limitation, the Business, in the Restricted Territory; provided, however, that, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this section. Notwithstanding anything contained herein to the contrary, Norvel E. Swallie and Anne L. Swallie shall be permitted to conduct network training, network design and consulting work unrelated to the ISP business without violating the prohibitions of this subsection;

          (b) for a period of three (3) years following the Closing Date, directly or indirectly: (i) induce any Person which is a customer of Seller to patronize any business directly or indirectly in competition with the Business in the Restricted Territory; (ii) canvass, solicit, or accept from any Person which is a customer of the Business in the Restricted Territory, any such competitive business; or (iii) request or advise any Person which has a business relationship with the Business in the Restricted Territory to withdraw, curtail, or cancel any such Person's business with the Business;

          (c) for a period of three (3) years following the Closing Date, directly or indirectly employ, or solicit the employment of, any person who was employed by Seller or the Purchaser at or within the prior six (6) months, or in any manner seek to induce any such person to leave his or her employment; provided, however, that the Sellers may hire any employee that is terminated by Purchaser; and

          (d) at any time following the Closing Date, directly or indirectly, in any way utilize, disclose, copy, reproduce, or retain in its or their possession Seller's proprietary rights or records, including, but not limited to, any of its customer lists.

          Sellers expressly agree that Purchaser has a legitimate business interest justifying the existence of this Section 7.11. Sellers acknowledge that Seller may be exposed to: (i) certain information and document of Purchaser that derive independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable, by proper means, by other persons who can obtain economic value from its disclosure or use which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (the "Trade Secrets"); (ii) valuable confidential business and professional information of Purchaser that does not otherwise qualify as Trade Secrets of Purchaser;
(iii) substantial relationships of Purchaser with specific prospective or existing customers, and clients of Purchaser; and (iv) the customer, and client goodwill associated with Purchaser's businesses.

          Purchaser and the Sellers have carefully considered the nature and extent of the restrictions imposed by this Section 7.11 (collectively, the "Restrictive Covenant") and the rights and remedies conferred upon Purchaser under the Restrictive Covenant and hereby expressly acknowledge and agree that: (i) any restricted period and the Restricted Territory and all other restrictions contained in the Restrictive Covenant are designed to eliminate competition which would otherwise be unfair to Purchaser; (ii) the Restrictive Covenant is reasonable and necessary and fully required to protect the legitimate business interests of Purchaser; (iii) Purchaser's legitimate business interests extend throughout the Western United States and Purchaser currently has customers, arrangements, and relationships throughout the Western United States; (iv) the Restrictive Covenant imposes a reasonable restraint upon the Sellers; (v) any violation of the terms of the Restrictive Covenant could have a substantial detrimental effect on Purchaser's business; (vi) the Restrictive Covenant does not stifle the Sellers' inherent skill and experience; (vii) the Restrictive Covenant does not confer a benefit upon Purchaser disproportionate to the detriment to Seller; and (viii) the Sellers expressly acknowledge that the Sellers shall have the ability to practice the Sellers' profession outside of the Restricted Territory.

          The Sellers hereby agree and acknowledge that Purchaser would suffer irreparable harm if any of the Sellers violate the Restrictive Covenant and that any damages resulting from any violation of the Restrictive Covenant would be difficult to ascertain and, for that reason, the Sellers expressly agree that, in the event of any violation of the Restrictive Covenant, Purchaser shall be entitled to equitable relief, including preliminary and permanent injunctive relief restraining any such violation of any or all of the Restrictive Covenant either directly or indirectly, from any court of competent jurisdiction, without proof of actual damages and without posting bond, and such right of Purchaser shall be cumulative and shall in no way limit any other remedies which Purchaser may have (including, without limitation, the right to seek monetary damages). Purchaser and each of the Sellers hereby agree that Purchaser may assign, without limitation, the foregoing restrictive covenants to any successor to Purchaser's business or any of Purchaser's Companies.

          The Sellers acknowledge that the Restrictive Covenant has been called to the attention of Seller and Seller understands that the Restrictive Covenant is a material covenant of this Agreement and that Purchaser would not have entered into this Agreement without the existence of the Restrictive Covenant. Purchaser and Seller further agree that, in the event of any litigation at law or at equity with regard to the enforcement or interpretation of the Restrictive Covenant, Purchaser shall be entitled to be reimbursed by the Sellers for all reasonable attorneys' fees and costs which Purchaser and Purchaser's Affiliates incur, at all levels of all such litigation, including without limitation, pre-trial and appellate levels if Purchaser is successful in a court of law.

          If a court having jurisdiction over this Agreement shall determine that any restricted period or the Restricted Territory or any other restriction contained in the Restrictive Covenant is overbroad or is unenforceable for any reason whatsoever, it is the intention of Purchaser and Seller that the Restrictive Covenant shall not thereby be terminated or void, but shall be deemed amended to the extent required by such court to render it valid and enforceable to the greatest extent permissible by such court and the applicable law and public policy.

          If any Seller violates the Restrictive Covenant, and Purchaser's successors and assigns or any of Purchaser's Affiliates bring legal action for injunctive or other relief, such party bringing the action shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the Restrictive Covenant. Accordingly, for any time period any Seller is in violation of the Restrictive Covenant, such time period shall not be included in calculating the Restricted Period.

     7.12 Employment.

          (a) Purchaser agrees to hire Norvel E. Swallie and Anne L. Swallie to perform each of their respective duties as of the Effective Date of this Agreement, for a period of ninety (90) days following the Closing (the "Term"), at their respective salaries as of May 1, 1999, less applicable tax withholdings or other deductions required by law.

          (b) Seller has agreed to and has expressly represented to Purchaser that Seller will be terminating the employment of all of Seller's current employees effective as of the Closing Date; provided, however, that Seller will remain responsible for all salary, benefits, and tax matters pertaining to each individual's former employment with Seller. Effective as of the Closing, Purchaser agrees to hire the current employees of Seller, on an at-will employment basis, at their current salary rates.

     7.13 Business Records.

          (a) On or prior to the Closing, Seller shall provide Purchaser and SkyLynx with all operating data and records of Seller, including, without limitation, all of Seller's existing documents, files and other material related to all current or past customers of the Business, financial, accounting and credit records, correspondences, budgets and other similar documents and records, which shall be maintained on-site at Seller's current business headquarters for a period of ninety (90) days following the Closing.

          (b) Following the ninety (90) day period, Sellers shall be permitted to retain and maintain said records off-site, with the express understanding that Sellers shall thereafter provide Purchaser access to review, inspect or copy upon five (5) days prior written notice, which shall be provided by way of certified mail, return receipt requested for a period of one (1) year after the Closing. Each of the Shareholders hereby agree to perform in such reasonable manner as to assist Purchaser with respect to obtaining access to such records after the ninety (90) day period described herein. Sellers hereby acknowledge and agree that failure on the part of Sellers to procure such documents in a timely fashion shall trigger a Ten Thousand Dollars ($10,000) penalty, which shall be payable out of the Hold Back Shares. In connection therewith, each of the Sellers agree to provide Purchaser with notice by e-mail if at any time any of the Sellers will be unavailable to provide access to such records for a period exceeding seven (7) continuous days, for a period of one (1) year after the Closing Date ("Notice Period"). During the Notice Period, the Sellers will make every effort to provide access to Sellers records but will not be held accountable if access cannot be reasonably arranged until Sellers return from their respective absences. If Seller is requested to provide copies of records, Seller will be reimbursed for reasonable time and materials.

          (c) Notwithstanding anything contained herein to the contrary, after the one (1) year period following the Closing, each of the Sellers shall cooperate with Purchaser in the event that Purchaser is requested by its accountants to provide certain information, or is required to make SEC filings or other public filings. If Seller is requested to provide copies of records, Seller will be reimbursed for reasonable time and materials.

     7.14 Tax Related Matters. With respect to the assumption of the sales tax obligation arising from this transaction assumed by Purchaser under
Section 5.7, Sellers represent and warrant that they have not and will not from and after the Effective Date, undertake any action that would cause or result in an audit, penalty or surcharges with respect to such sales tax obligations.

                                  ARTICLE 8

           CONDITIONS TO THE OBLIGATIONS OF PURCHASER AND SKYLYNX

     The obligations of Purchaser and SkyLynx to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Purchaser or SkyLynx;

     8.1 Accuracy of Representations and Warranties; Compliance with Obligations. The representations and warranties of the Shareholders and Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Shareholders and Seller shall have performed and complied with all of their obligations required by this Agreement to be performed or complied with at or prior to the Closing Date, including those obligations set forth in
Article 7 herein. The Shareholders and Seller shall have delivered to Purchaser and SkyLynx a certificate, dated as of the Closing Date, duly signed, certifying that all such obligations have been performed and complied with.

     8.2 No Material Adverse Change or Destruction of Property. Between January 1, 1999, and the Closing Date: (i) there shall have been no Material Adverse Change in Seller or the Business; (ii) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the service or products of Seller or the Business; and (iii) no material portion of the Assets shall have been damaged by fire, flood, casualty, riot, or other cause (regardless of insurance coverage for such damage), and there shall have been delivered to Purchaser and SkyLynx a certificate to that effect, dated as of the Closing Date and signed by the Sellers.

     8.3 Corporate Certificate. Seller shall have delivered to Purchaser and SkyLynx copies of resolutions adopted by its Board of Directors and the Shareholders authorizing the transactions contemplated by this Agreement, certified as of the Closing Date by the Secretary of Seller as being true, correct, and complete.

     8.4 Consent. Seller and the Shareholders shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Seller and the Shareholders from any person from whom such consent or waiver is required under any contract to which the Shareholders, Seller, or the Assets are bound, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such contracts, either by the terms thereof or as a matter of law. Without limiting the foregoing, the Sellers shall have received all necessary consents to the transactions contemplated by this Agreement including, without limitation, the transfer and assignment of all operating permits necessary for the operation of the Business, and shall have provided all proper notifications to and obtained all necessary consents from such local, municipal, state or governmental authorities as may be necessary in order to consummate the transactions contemplated hereunder.

     8.5 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of Purchaser and SkyLynx, makes it inadvisable to proceed with the transactions contemplated hereby.

     8.6 Delivery of Business Records. Sellers shall have provided access to operating data and records of Seller, including, without limitation, all of Seller's existing documents, files and other material related to all current or past customers of the Business, financial, accounting and credit records, correspondence, budgets and other similar documents and records for a period of one (1) year from Closing.

     8.7 Opinion of Counsel. Purchaser and SkyLynx shall have received an opinion dated as of the Closing Date from counsel for Seller and the Shareholders, in substantially the form attached hereto as Annex I.

     8.8 General. All actions taken by the Sellers in connection with the consummation of the transaction contemplated hereby and all certificates, opinions and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Purchaser and SkyLynx.

                                  ARTICLE 9

                CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

     The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Sellers:

     9.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Purchaser and SkyLynx contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of that time except: (i) for changes specifically permitted by or disclosed pursuant to this Agreement; and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Purchaser and SkyLynx shall have performed and complied in all material respects with all of its respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Purchaser and SkyLynx shall have delivered to the Sellers a certificate, dated as of the Closing Date, and signed by an executive officer thereof, certifying that such representations and warranties are true and correct, and that all such obligations have been performed and complied with, in all material respects.

     9.2 Other Conditions. At the Closing, Purchaser shall have delivered to the Sellers the Purchase Price.

     9.3 Corporate Certificates. Purchaser and SkyLynx shall have delivered to Seller copies of resolutions adopted by their respective Board of Directors authorizing the transactions contemplated by this Agreement certified as of the Closing Date by the Secretary of Purchaser and SkyLynx as being true, correct, and complete.

     9.4 No Adverse Litigation. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate, or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of the Sellers, makes it inadvisable to proceed with the transactions contemplated hereby.

                                 ARTICLE 10

               NON-ASSUMPTION OF LIABILITIES; INDEMNIFICATION

     10.1 Non-Assumption of Liabilities; Indemnification.

          (a) The Sellers agree, jointly and severally, to indemnify and hold Purchaser, SkyLynx and their respective Affiliates harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and legal fees and expenses) incurred or suffered by Purchaser and SkyLynx (collectively, "Indemnifiable Damages") resulting from or arising out of:
(i) any material breach of a representation or warranty made by the Sellers in or pursuant to this Agreement; (ii) any material breach of the covenants or agreements made by the Sellers in this Agreement; (iii) any material inaccuracy in any certificate delivered by the Sellers pursuant to this Agreement; (iv) any material misrepresentation in or omission from any Disclosure Schedule to this Agreement; (v) any liability of the Sellers to creditors of the Sellers which is imposed on Purchaser or SkyLynx whether as a result of bankruptcy proceedings or otherwise and whether as an account payable by the Sellers or as a claim of alleged fraudulent conveyance or preferential payments within the meaning of the United States Bankruptcy Code or otherwise; (vi) the existence of creditors of the Sellers which are not disclosed to Purchaser; or (vii) any violation by the Sellers of the requirements of any governmental authority relating to the reporting and payment of federal, state, local or other income, sales, use, franchise, excise, payroll, property or other tax liabilities of the Sellers which occurs or exists prior to the Closing Date. The indemnity obligation contained in this Section 10.1(a) shall continue for a period of three (3) years from and after the Closing Date; provided, however, that the indemnity obligations hereunder shall continue indefinitely with respect to any claim arising from or relating to matters for which Purchaser or SkyLynx shall have provided notice to the Sellers of Purchaser's or SkyLynx' intent to seek indemnification for such claims prior to the expiration of such three (3) year period.

          (b) The Sellers agree, jointly and severally, to indemnify and hold Purchaser, SkyLynx and their respective Affiliates harmless from and against the aggregate of all Indemnifiable Damages resulting from or arising out of any occurrence or circumstance (whether known or unknown) which occurs or exists on or prior to the Closing Date and which constitutes, or which by the lapse of time or giving notice (or both) would constitute, a breach or default by the Sellers under any lease, Contract or other instrument or agreement whether written or oral. The indemnity obligation contained in this Section 10.1(b) shall continue for a period of two (2) years from and after the Closing Date.
Notwithstanding the foregoing time limitation, the obligation of the Sellers to indemnify Purchaser or SkyLynx hereunder shall continue indefinitely with respect to any claim arising from or relating to matters for which Purchaser or SkyLynx shall have received a formal demand or allegation from a third party and provided notice thereof to the Sellers and of Purchaser's or SkyLynx' intent to seek indemnification for such claims hereunder within two (2) years of the Closing Date.

     10.2 Assumption of Specific Liabilities. Purchaser and SkyLynx agrees to perform all of the Sellers' contractual obligations related to the Assets and the Business to the extent, and only to the extent, such obligations have been expressly assumed by Purchaser or SkyLynx hereunder and that they first mature and are required to be performed by Purchaser or SkyLynx after the close of business on the Closing Date. Purchaser and SkyLynx agree to indemnify and hold Sellers harmless from all reasonable expenses, losses, costs, deficiencies, liabilities and damages, including attorneys' fees, arising solely from events occurring after the Closing related to Purchaser's ownership of the Assets and Purchaser's conduct of the Business.

     10.3 Survival of Representations and Warranties. Each of the representations and warranties made by Seller and the Shareholders in this Agreement or pursuant hereto shall survive for a period of three (3) years following the Closing Date. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants, and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

     10.4 Matters Involving Third Parties.

          (a) If any third party shall notify Purchaser, SkyLynx, or any of the Sellers with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other party under this
Article 10, then the party receiving such Third Party Claim shall promptly notify the other parties in writing; provided, however, that no delay on the part of the notifying party in notifying the other parties shall relieve such party from any obligation hereunder unless (and then solely to the extent) the indemnifying party is thereby prejudiced.

          (b) Purchaser and SkyLynx will have the right to defend against all Third Party Claims with counsel of its choice reasonably satisfactory to the Sellers. If any of the Sellers is the notifying party, such party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. None of the parties will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving to the notifying party by the third party of a release of all liability in respect of such Third Party Claim or which seeks an injunction, specific performance, or a declaration of rights or other equitable relief that, in the good faith judgment of notifying party, will likely have a material adverse effect on the notifying party's operations without the prior written consent of the notifying party (which shall not to be withheld unreasonably).

                                 ARTICLE 11

                           SECURITIES LAW MATTERS

     11.1 Disposition of Shares. The Seller represents and warrants that the Shares being acquired by Seller hereunder are being acquired and will be acquired for its own account, and will not be sold or otherwise disposed of, except pursuant to: (a) an exemption from the registration requirements under the Securities Act, which does not require the filing by SkyLynx with the SEC of any registration statement, offering circular or other documents, in which case, the Seller shall first supply to SkyLynx an opinion of counsel (which counsel and opinions shall be satisfactory to SkyLynx) that such exception is available; or (b) an effective registration statement filed by SkyLynx with the SEC under the Securities Act.

     11.2 Legend. The certificates representing the Shares shall bear the following legend:

THE SALE OF THE SECURITIES REPRESENTED BY THIS
INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE SECURITIES
ACT OF 1933, AS AMENDED (THE "ACT").  NO SALE,
HYPOTHECATION, PLEDGE OR OTHER DISPOSITION OF THESE
SECURITIES MAY BE EFFECTED WITHOUT AN EFFECTIVE
REGISTRATION STATEMENT RELATING THERETO UNLESS THE SALE
OR OTHER DISPOSITION IS MADE IN ACCORDANCE WITH RULE
144 UNDER THE ACT OR THE HOLDER OF SUCH SECURITIES
PROVIDES AN OPINION OF COUNSEL SATISFACTORY TO SKYLYNX
COMMUNICATIONS, INC. THAT SUCH REGISTRATION IS NOT
REQUIRED UNDER THE ACT.

     11.3 Contractual Restriction Legend.

     The Hold Back Shares shall bear the following legend:

THE SALE OR OTHER TRANSFER OF THE SHARES REPRESENTED
HEREBY HAS BEEN CONTRACTUALLY RESTRICTED. THE HOLDER
AGREES THAT SUCH SHARES MAY NOT BE SOLD OR OTHERWISE
TRANSFERRED WITHOUT THE PRIOR WRITTEN CONSENT OF
SKYLYNX COMMUNICATIONS, INC., UNTIL THE EXPIRATION OF
SUCH RESTRICTION ON JULY 16, 2000.

     11.4 Delivery of the Hold Back Shares.

          At the end of the Hold Back Period, the Contractual Restriction Legend found in Section 11.3 shall be removed from the Hold Back Shares to reflect the expiration of the Hold Back Period. SkyLynx shall cause shares to be issued and delivered to the Shareholders, subject to adjustments that may be required to the Hold Back Shares, including but not limited to, stock splits, dividends, redemptions, and any forfeiture of the Hold Back Shares, or any portion thereof; provided, however, that should an adjustment or forfeiture to the Hold Back Shares be required, Purchaser or SkyLynx shall provide to the Shareholders a written accounting of any adjustments that may be made by Purchaser or SkyLynx.

     11.5 No Bar.

          If the Hold Back Shares are insufficient to set off any claim for any Indemnifiable Damages hereunder (or have been delivered in whole or part to the Shareholders prior to the making or resolution of such claim), then Purchaser or SkyLynx may take any action or exercise any remedy available to them by appropriate legal proceeding to collect the Indemnifiable Damages; provided, however, that the total amount of Indemnifiable Damages recoverable by Purchaser or SkyLynx shall not exceed the lesser of the following: (i) Four Hundred Fifty Thousand Dollars ($450,000) or (ii) the then fair market value of the Shares at the time the resolution of such claims are made.

                                 ARTICLE 12

                                 DEFINITIONS

     12.1 Defined Terms. As used herein, the following terms shall have the following meanings:

          "Accounts Receivable" shall have the meaning described in Section 1.1(e).

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as in effect on the date hereof.

          "Agreement" shall have the meaning ascribed to it in the Preamble of this Agreement.

          "Assets" shall have the meaning set forth in Section 1.1 above.

          "Assumed Contracts" shall have the meaning described in Section
1.1(f).

          "Bill of Sale" shall have the meaning described in Section
3.1(a).

          "Business" shall have the meaning described in the Recitals.

          "Business Names" shall have the meaning described in Section
1.1(l).

          "Charter Documents" shall have the meaning described in Section
5.6.

          "Closing" shall have the meaning described in Section 3.1.

          "Closing Date" shall have the meaning described in Section 3.1.

          "Common Stock" shall mean shares of common stock of the Purchaser, $0.001 par value.

          "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation, or other contract, agreement, or instrument, whether written or oral.

          "Current Balance Sheet" shall have the meaning described in
Section 5.9.

          "Customer Accounts" shall have the meaning described in Section
1.1(e).

          "Designated Liabilities" shall have the meaning described in
Section 5.12.

          "Disclosure Schedule" or "Disclosure Schedules" shall have the meaning described in Article 4.

          "Effective Date" shall have the meaning ascribed to it in the Preamble of this Agreement.

          "Equipment" shall have the meaning described in Section 1.1(a).

          "Exchange Act" shall have the meaning described in Section 5.27.

          "Excluded Assets" shall have the meaning described in Section
1.6.

          "Financial Statements" shall have the meaning described in
Section 5.9.

          "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

          "Hold Back Period" shall have the meaning described in Section
2.1.

          "Hold Back Shares" shall have the meaning described in Section
2.1.
          "Indemnifiable Damages" shall have the meaning set forth in
Section 10.1(a).

          "Intellectual Property" shall have the meaning described in
Section 5.19.

          "Inventory" shall have the meaning described in Section 1.1(g).

          "July 1999 Expenses" shall have the meaning described in Section
1.4.

          "July 1999 Net Income" shall have the meaning described in
Section 1.4.

          "Knowledge" or "to the best knowledge" or similar terms as used in this Agreement, unless otherwise specifically defined herein, shall mean the actual or constructive knowledge, after due inquiry and investigation, of each of the Shareholders, the officers and directors of Seller, and its key employees in managerial roles.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien, or charge).

          "Market Value" means the average closing price of a share of the Common Stock on the over-the-counter market for the ten (10) trading days immediately preceding the Closing Date.

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "Material Contracts" shall have the meaning described in Section
5.22.

          "Notice Period" shall have the meaning described in Section
7.13(b).

          "Permits" shall have the meaning described in Section 5.21.

          "Person" means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "Proprietary Documents" shall have the meaning set forth in
Section 7.4.

          "Purchase Price" shall have the meaning ascribed to it in Section
2.1 of this Agreement.

          "Real Property" shall have the meaning described in Section
1.1(b).

          "Related Documents" shall have the meaning described in Section
1.1(e).

          "Restricted Territory" means a two hundred fifty (250) mile radius of downtown Los Angeles and all of the counties in the State of Nevada.

          "Restricted Securities" shall have the meaning described in
Section 2.1.

          "Restrictive Covenant" shall have the meaning described in
Section 7.11(d).

          "Rolling Stock" shall have the meaning described in Section
1.1(c).

          "SEC" shall have the meaning set forth in Section 5.27.

          "Shares" shall have the meaning set forth in Section 2.1(b).

          "SkyLynx" shall have the meaning ascribed to it in the Preamble of this Agreement.

          "Tax Return" means any tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security, and unemployment taxes imposed by any federal, state, local, or foreign governmental agency, and any interest or penalties related thereto.

          "Term" shall have the meaning set forth in Section 7.12(a).

          "Third Party Claim" shall have the meaning set forth in Section
10.4(a).

          "Trade Secrets" shall have the meaning set forth in Section
7.11(d).

                                 ARTICLE 13

                      TERMINATION, AMENDMENT AND WAIVER

     13.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by mutual written consent of all of the parties hereto at any time prior to Closing; or

          (b) by Purchaser in the event of a material breach by the Sellers of any provision of this Agreement; or

          (c) by either party if the Closing shall not have occurred by August 31, 1999, notwithstanding the diligent efforts of all parties, and the parties hereto have not agreed to extend the date to close.

     13.2 Effect of Termination. Except as expressly stated herein, in the event of termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement. Purchaser shall immediately return to the Sellers any and all documents pursuant to Section 7.4.

                                 ARTICLE 14

                             GENERAL PROVISIONS

     14.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

          (a)  If to Purchaser or, following the Closing:

                    SkyLynx Communications MST, Inc.
                    600 South Cherry Street, Suite 305
                    Denver, Colorado  80246
                    Attention:  CEO and President
                    Fax:  (303) 316-0404

               With a copy to:

                    McDermott, Will & Emery
                    600 13th Street, N.W.
                    Washington, D.C. 20005-3096
                    Attention: Robert N. Jensen, Esq.
                    Fax: (202) 756-8087

          (b)  If to SkyLynx or, following the Closing:

                    SkyLynx Communications, Inc.
                    600 South Cherry Street, Suite 305
                    Denver, Colorado  80246
                    Attention:  CEO and President
                    Fax:  (303) 316-0404

               With a copy to:

                    McDermott, Will & Emery
                    600 13th Street, N.W.
                    Washington, D.C. 20005-3096
                    Attention: Robert N. Jensen, Esq.
                    Fax: (202) 756-8087



          (c)  If to the Sellers prior to the Closing:

                    Network Training and Consulting
                    dba Internet Services and Training
                    3909 W. Sahara #5
                    Las Vegas, Nevada  89102
                    Attention:  Norvel E. Swallie
                    Fax:

               If to the Sellers after the Closing:

                    NES Services, Inc.
                    5601 Ocean Pines Circle
                    Las Vegas, Nevada 89130
                    Attention:  Norvel E. Swallie
                    Fax:

     14.2 Entire Agreement. This Agreement (including the Disclosure Schedules and the Annex attached hereto) and other documents delivered at the Closing pursuant hereto, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Disclosure Schedules and the Annex constitute a part hereof as though set forth in full above.

     14.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own accounting and counsel fees, incurred in connection with the negotiation and preparation of this Agreement or any transaction contemplated hereby. Sellers shall be liable for all sales, application, or transfer taxes or other such fees and costs incurred in connection with this Agreement or any transaction contemplated hereby.

     14.4 Amendment; Binding Effect; Assignment. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Sellers without the prior written consent of Purchaser.

     14.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     14.6 Governing Law: Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Colorado applicable to contracts executed and to be wholly performed within such State.

     14.7 Access to Records. After the Closing Date and for a period of ninety (90) days thereafter, the Sellers shall have upon ten (10) days advance written notice reasonable access during regular business hours to the books and records of Seller that are necessary to permit the Sellers to exercise their rights hereunder and to obtain any information necessary for their personal and corporate tax matters.

     14.8 Attorneys' Fees. If any party to this Agreement shall bring any action for any relief against any other party, declaratory or otherwise, arising out of or in connection with this Agreement or the breach or interpretation hereof, the losing party shall pay to the prevailing party a reasonable sum for attorney's fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment. For the purposes of this section, attorneys' fees shall include, without limitation, fees incurred in the following: (1) post-judgment motions; (2) contempt proceedings; (3) garnishment, levy, and debtor and third party examination; (4) collection proceedings; and (5) discovery.

                [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly made effective as of the day and year first above written.

                              SKYLYNX COMMUNICATIONS, INC.
                              a Colorado corporation


                              By:
                                 -----------------------------------
                              Name:
                                   ---------------------------------
                              Title:
                                    --------------------------------


                              SKYLYNX COMMUNICATIONS MST, INC.
                              a Delaware corporation


                              By:
                                 -----------------------------------
                              Name:
                                   ---------------------------------
                              Title:
                                    --------------------------------


                              NETWORK TRAINING AND CONSULTING dba INTERNET
                              SERVICES AND TRAINING
                              a Nevada corporation


                              By:
                                 -----------------------------------
                              Name:
                                   ---------------------------------
                              Title:
                                    --------------------------------


                              --------------------------------------
                                        NORVEL E. SWALLIE


                              --------------------------------------
                                        ANNE L. SWALLIE

                              LIST OF SCHEDULES

Schedule 1.1(a)     -    Description of Equipment
Schedule 1.1(b)     -    Description of Real Property
Schedule 1.1(c)          Rolling Stock
Schedule 1.1(e)     -    Related Documents
Schedule 1.1(f)     --   Assumed Contracts
Schedule 1.1(i)     -    Approvals and Operating Rights
Schedule 1.1(p)     -    Tangible and Intangible Assets
Schedule 1.2        --   Non-Assignment of Certain Customer Accounts
Schedule 1.3        --   Accounts Receivable
Schedule 1.6        --   Excluded Assets
Schedule 5.5        --   Subsidiaries
Schedule 5.9        --   Financial Statements
Schedule 5.10       --   Changes Since the Current Balance Sheet
Schedule 5.11       --   Litigation
Schedule 5.12       --   Liabilities
Schedule 5.13       --   Indebtedness
Schedule 5.15       --   Real Property, Leases and Significant Personal
                         Property
Schedule 5.16       --   Good Title, Adequacy and Condition
Schedule 5.17       --   Compliance With Laws
Schedule 5.18       --   Absence of Certain Changes or Events
Schedule 5.19       --   Intellectual Property
Schedule 5.20       --   Accounts Receivable
Schedule 5.21       --   Licenses and Permits
Schedule 5.22       --   Contracts and Customer Lists
Schedule 6.1        --   Conduct of Business Pending Closing
Schedule 7.5        --   Related Party Agreements
Schedule 7.10       --   Accounting Treatment